EXHIBIT 99.2

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Tuesday, October 4, 2011		Keoni.Wagner@HawaiianAir.com

Hawaiian Appoints Ingram EVP and Chief Commercial Officer

HONOLULU — Hawaiian Airlines today announced that Peter R. Ingram, Executive Vice President and Chief Financial Officer, will assume a new role at the airline as Executive Vice President and Chief Commercial Officer, effective November 1, 2011.

“Peter’s leadership of our corporate finance, treasury and accounting activities has been integral to the senior management team that has guided Hawaiian’s successes and growth over the past six years,” said President and Chief Executive Officer Mark Dunkerley. “This move focuses his talents on the revenue side of our business at a time when a new era of growth is opening a host of opportunities for Hawaiian.

“It also leaves large shoes to fill in finance and we are fortunate to have attracted Scott Topping, a respected and accomplished leader in our industry, to guide our finance strategy and management through this exciting period for Hawaiian.”

In his new role, Ingram will oversee Hawaiian’s marketing and sales division with direct responsibility for the company’s marketing, partnerships, cargo sales and new revenue sources. Glenn Taniguchi, Senior Vice President, will continue to lead the company’s route planning, pricing, airline alliances and sales strategies, reporting to Ingram.

“These changes focus additional resources and senior management oversight on critical revenue-generating activities that will drive the growth of our business in the coming years. Collectively, they strengthen our ability to grow profitably and sustain the positive momentum we have achieved,” Dunkerley said.

Ingram joined Hawaiian as CFO in 2005.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. In addition, consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii. Hawaiian was also the nation’s highest-ranked carrier for service quality and performance in the prestigious Airline Quality Rating (AQR) study for 2008 and 2009.

Now in its 82nd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to South Korea, Japan, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ:HA). Additional information is available at HawaiianAirlines.com.